Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Third Quarter 2017 Results

Westlake Village, CA, November 2, 2017 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $13.3 million, or $0.20 per common share on a diluted basis, for the third quarter of 2017, on net investment income of $75.8 million.  PMT previously announced a cash dividend for the third quarter of 2017 of $0.47 per common share of beneficial interest, which was declared on September 27, 2017 and paid on October 30, 2017.

Third Quarter 2017 Highlights

Financial results:

•	Diluted earnings per common share of $0.20, down 49 percent from the prior quarter
•	Net income attributable to common shareholders of $13.3 million, down 50 percent from the prior quarter
•	Net investment income of $75.8 million, down 10 percent from the prior quarter
•	Book value per common share of $19.74, down from $20.04 at June 30, 2017
•	Repurchased approximately one million PMT common shares from August 29th to October 4th at a cost of $16.9 million

•	Return on average common equity of 4 percent, down from 8 percent for the prior quarter[1]

Investment activities and correspondent production results:

•	Continued investment in GSE credit risk transfer (CRT) and mortgage servicing rights (MSRs) resulting from PMT’s correspondent production business
o	Correspondent production related to conventional conforming loans totaled $6.5 billion in unpaid principal balance (UPB), up 10 percent from the prior quarter
o	CRT deliveries totaled $4.1 billion in UPB, which will result in approximately $144 million of new CRT investments once the aggregation period is complete
o	Added $83 million in new MSR investments
•	Reduced PMT's equity allocation to distressed mortgage loans to 29 percent of total equity, down from 42 percent a year ago[2]
o	Cash proceeds from the liquidation and pay down of distressed mortgage loans and real estate acquired upon settlement of loans (REO) were $65 million
o	Completed the previously announced sale of $145 million in UPB of performing loans from the distressed portfolio

Notable activity after quarter end

•	Entered into an agreement to sell $324 million in UPB of nonperforming and performing loans from the distressed portfolio[3]

“PMT continues to make significant progress in liquidating the distressed portfolio, which has underperformed during the last several quarters,” said President and CEO David Spector.  “PMT’s third quarter results were also affected by the reduced earnings contribution from our credit risk transfer investments, which resulted in part from the market’s expectation of the impact of natural disasters in the United States.  Our interest rate sensitive strategies and

[1]	Return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period.
[2]	Management’s internal allocation of equity. Amounts as of quarter end.
[3]

This transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of the transaction or that the transaction will be completed at all.

correspondent loan production segments, however, made positive earnings contributions in a market that remains very competitive and where margins remain tight.  We also raised a significant amount of new preferred equity during the third quarter, which we expect to deploy over the next few quarters.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production and Corporate.

	Quarter ended September 30, 2017
	Credit sensitive stratgies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated
	(in thousands)
Net gain on mortgage loans acquired for sale	$4	$—	$17,963	$—	$17,967
Net gain (loss) on investments
Mortgage loans at fair value	3,277	—	—	—	3,277
Mortgage loans held by variable interest entity net of asset-backed secured financing	—	(20)	—	—	(20)
Mortgage-backed securities	134	4,867	—	—	5,001
CRT Agreements	15,151	—	—	—	15,151
Hedging derivatives	—	(5,910)	—	—	(5,910)
Excess servicing spread investments	—	(3,665)	—	—	(3,665)
	18,562	(4,728)	—	—	13,834
Net mortgage loan servicing fees	47	21,829	—	—	21,876
Net interest income
Interest income	15,951	19,426	16,018	182	51,577
Interest expense	(13,096)	(15,830)	(11,351)	—	(40,277)
	2,855	3,596	4,667	182	11,300
Other (loss) income	(935)	—	11,762	—	10,827
	20,533	20,697	34,392	182	75,804
Expenses:
Mortgage loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	4,273	7,128	23,508	—	34,909
Management fees payable to PennyMac Financial Services, Inc.	—	—	—	6,038	6,038
Other	3,194	265	2,574	4,658	10,691
	7,467	7,393	26,082	10,696	51,638
Pretax income (loss)	13,066	13,304	8,310	(10,514)	24,166

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment includes results from distressed mortgage loans, CRT, non-Agency subordinated bonds and commercial real estate investments.  Pretax income for the segment was $13.1 million on revenues of $20.5 million, compared with pretax income of $30.5 million on revenues of $40.2 million in the prior quarter.

Net gain on investments was $18.6 million, a decrease of 46 percent from the prior quarter.

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $3.3 million, compared with realized and unrealized gains of $1.0 million in the prior quarter.  Fair value gains on performing loans in the distressed portfolio were $8.6 million while fair value losses on nonperforming loans were $5.8 million.

The schedule below details the realized and unrealized gains (losses) on distressed mortgage loans:

	Quarter ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
Valuation changes:
Performing loans	$8,638	$15,466	$(16,350)
Nonperforming loans	(5,841)	(15,750)	11,506
	2,797	(284)	(4,844)
Gain on payoffs	224	1,348	1,298
Gain (loss) on sale	256	(34)	146
	$3,277	$1,030	$(3,400)

The performing loan portfolio continued to benefit from a strong market for loans with similar attributes.  The nonperforming loan portfolio was adversely impacted by home price indications that were below prior forecasts and increased litigation risk and liquidation expense forecast for certain remaining nonperforming loans.

Net gain on CRT investments was $15.2 million compared with a gain of $32.9 million in the prior quarter, driven by a widening of credit spreads for such securities during the quarter.  Fair value of the CRT investments (as recorded in PMT’s financial statements) reflects market expectations for higher potential credit losses that could result from the recent natural disasters. Actual disaster-related credit losses are expected to be mitigated by targeted servicing initiatives and high credit quality of the underlying loans.  At quarter end, PMT’s investments in CRT totaled $546 million, compared with $503 million at June 30, 2017.

Net interest income for the segment totaled $2.9 million, down 59 percent from the prior quarter.  Interest income totaled $16.0 million, a 23 percent decrease from the prior quarter, driven by a decrease in capitalized interest from loan modifications and the sale of performing loans from the distressed loan portfolio this quarter.  Capitalized interest increases interest income and reduces loan valuation gains.  Interest expense totaled $13.1 million, down 5 percent from the prior quarter, driven by ongoing reductions in the distressed mortgage loan and REO portfolios.

Other investment losses were $0.9 million, compared with a $1.1 million loss in the prior quarter.  At quarter end, PMT’s inventory of REO properties totaled $185.0 million, down from $207.0 million at June 30, 2017.

Segment expenses were $7.5 million, a 23 percent decrease from the prior quarter resulting from a reduction in professional services fees and advance losses.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges.  The segment includes investments that have offsetting exposures to changes in interest rates.  Interest Rate Sensitive Strategies generated pretax income of $13.3 million on revenues of $20.7 million, compared with pretax income of $5.4 million on revenues of $12.1 million in the prior quarter.

The results in the Interest Rate Sensitive Strategies segment consist of net gain/loss on investments, net interest income and net loan servicing fees, as well as the associated expenses.

Segment investments produced a net loss of $4.7 million, consisting of $4.9 million of gains on MBS; $5.9 million of losses on hedging derivatives; and $3.7 million of losses on ESS.

Net interest income for the segment was $3.6 million, compared to $3.0 million in the prior quarter.  Interest income totaled $19.4 million, a 4 percent increase from the prior quarter, driven by higher placement fees on MSR-related escrow deposits.  Interest expense totaled $15.8 million, a 1 percent increase from the prior quarter due to higher short-term borrowing costs.

Net mortgage loan servicing fees were $21.9 million, up from $15.7 million in the prior quarter. Net loan servicing fees included $44.3 million in servicing fees, reduced by $21.6 million of amortization and realization of MSR cash flows.  Net loan servicing fees also included a $1.7 million impairment provision for MSRs carried at the lower of amortized cost or fair value, a $4.0 million valuation loss on MSRs carried at fair value, partially offset by $4.6 million of related hedging gains, and $0.3 million of MSR recapture income.  PMT’s hedging activities are intended to manage its net exposure across all interest rate-sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
From nonaffiliates
Servicing fees(1)	$44,280	$41,084	$34,304
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization and realization of cashflows	(21,634)	(19,523)	(17,902)
Reversal of (provision for) impairment	(1,702)	(4,089)	(3,460)
Carried at fair value - change in fair value	(3,977)	(4,400)	(3,202)
Gains (Losses) on hedging derivatives	4,576	2,391	5,612
	(22,737)	(25,621)	(18,952)
From PennyMac Financial Services, Inc.
MSR recapture fee receivable from PFSI	333	234	409
Net mortgage loan servicing fees(2)	$21,876	$15,697	$15,761

(1) Includes contractually specified servicing and ancillary fees

(2) Includes $47 thousand of commercial loan servicing for the three months ended September 30, 2017

PMT’s MSR portfolio, which is subserviced by a subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI), grew to $67.9 billion in UPB compared with $63.3 billion at June 30, 2017.

MSR and ESS valuation losses primarily resulted from a combination of yield curve flattening, tighter mortgage spreads and higher than expected prepayment activity during the quarter.  ESS valuation losses are net of recapture income totaling $1.2 million from PFSI for prepayment activity during the quarter.  When prepayment of a loan underlying PMT’s ESS results from a refinancing by PFSI, PMT generally benefits from recapture income.

Segment expenses were $7.4 million, a 10 percent increase from the prior quarter resulting from servicing portfolio growth.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and GSE CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $8.3 million versus $8.1 million in the prior quarter.

Through its correspondent production activities, PMT acquired $17.4 billion in UPB of loans and issued IRLCs totaling $17.4 billion in the third quarter, compared with $16.3 billion and $18.2 billion, respectively, in the prior quarter.  Of the correspondent acquisitions, conventional conforming acquisitions totaled $6.5 billion, and government-insured or guaranteed acquisitions totaled $10.9 billion, compared with $5.9 billion and $10.4 billion, respectively, in the prior quarter.

Segment revenues were $34.4 million, a 9 percent increase from the prior quarter.  Segment revenues included a net gain on mortgage loans of $18.0 million, net interest income of $4.7 million and other income of $11.8 million, which primarily consists of volume-based origination fees.  Net gain on mortgage loans acquired for sale in the quarter increased 5 percent from the prior quarter, driven by continued strong lock volumes and stable margins.

The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands)
Net gain on mortgage loans acquired for sale:
Receipt of MSRs in loan sale transactions	$82,838	$65,835	$77,635
Provision for losses relating to representations and warranties provided in mortgage loan sales:
Pursuant to mortgage loans sales	(1,075)	(607)	(781)
Reduction in liability due to change in estimate	1,642	1,305	5,098
Cash investment(1)	(61,678)	(43,204)	(42,480)
Fair value changes of pipeline, inventory and hedges	(3,760)	(6,037)	4,386
	$17,967	$17,292	$43,858

(1) Includes cash hedge expense

Segment expenses were $26.1 million, up 11 percent from the prior quarter, driven by an increase in volume-based fulfillment fee expense.  The weighted average fulfillment fee rate in the third quarter was 36 basis points, unchanged from the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees and corporate expenses.

Segment revenues were $182,000, an increase from $155,000 in the prior quarter.

Management fees, which include incentive fees, were $6.0 million, up 7 percent from the prior quarter, resulting from PMT’s higher equity capital base.  No incentive fee was paid in the third quarter, compared to $304,000 paid in the prior quarter.

Other segment expenses were $4.7 million compared with $6.6 million in the prior quarter, driven by a reduction in stock-based compensation.

Taxes

PMT recorded income tax expense of $4.8 million compared with a $3.0 million expense in the prior quarter.

Executive Chairman Stanford L. Kurland concluded, “PMT continues to make progress transitioning from distressed loans and into correspondent-related investments such as credit risk transfer (CRT) and mortgage servicing rights (MSRs).  We are focused on specific initiatives in our correspondent business that we expect to deliver higher production volumes, as well as optimized financing that should improve earnings from our correspondent production.  We also are deploying more capital into the higher-returning CRT and MSR strategies.  In addition, we have raised capital that is not earning its full potential.  Taking all of these initiatives together, we believe PMT’s strategies will generate improved earnings that are consistent with our current quarterly dividend on our common stock.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Thursday, November 2, 2017.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust common shares trade on the New York Stock Exchange under the symbol "PMT." PMT is externally managed by PNMAC Capital Management, LLC, a controlled subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire distressed loans or correspondent loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; and our ability to make distributions to our shareholders in the future.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands except share information)
ASSETS
Cash	$99,515	$69,893	$139,068
Short-term investments	5,646	77,366	33,353
Mortgage-backed securities at fair value	1,036,669	1,065,540	708,862
Mortgage loans acquired for sale at fair value	1,270,340	1,318,603	2,043,453
Mortgage loans at fair value	1,347,943	1,527,812	1,957,117
Excess servicing spread purchased from PennyMac Financial Services, Inc.	248,763	261,796	280,367
Derivative assets	67,288	73,875	44,774
Real estate acquired in settlement of loans	185,034	207,034	288,348
Real estate held for investment	42,546	40,316	25,708
Mortgage servicing rights	790,335	734,800	524,529
Servicing advances	61,826	67,172	78,624
Deposits securing credit risk transfer agreements	545,694	503,108	427,677
Due from PennyMac Financial Services, Inc.	4,725	5,013	5,776
Other assets	78,719	57,916	61,245
Total assets	$5,785,043	$6,010,244	$6,618,901
LIABILITIES
Assets sold under agreements to repurchase	$3,203,386	$3,497,999	$4,041,085
Mortgage loan participation and sale agreements	43,988	38,345	88,458
Notes payable	80,106	159,980	196,132
Exchangeable senior notes	246,906	246,629	245,824
Asset-backed financing of a variable interest entity at fair value	318,404	329,459	384,407
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	148,072	150,000	150,000
Interest-only security payable at fair value	6,386	6,577	1,699
Derivative liabilities	4,900	8,856	1,620
Accounts payable and accrued liabilities	76,127	74,253	88,704
Due to PennyMac Financial Services, Inc.	16,008	17,725	14,747
Income taxes payable	20,148	14,892	36,380
Liability for losses under representations and warranties	10,047	10,697	14,927
Total liabilities	4,174,478	4,555,412	5,263,983
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	111,172	—
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 65,875,618, 66,842,495, and 67,036,149 common shares, respectively	659	668	671
Additional paid-in capital	1,362,319	1,377,990	1,380,502
Accumulated deficit	(52,120)	(34,998)	(26,255)
Total shareholders' equity	1,610,565	1,454,832	1,354,918
Total liabilities and shareholders' equity	$5,785,043	$6,010,244	$6,618,901

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands, except per share amounts)
Net investment income
Net gain on mortgage loans acquired for sale
From nonaffiliates	14,692	14,088	41,321
From PennyMac Financial Services, Inc.	3,275	3,204	2,537
	17,967	17,292	43,858
Mortgage loan origination fees	11,744	10,467	12,684
Net gain (loss) on investments:
From nonaffiliates	17,499	33,477	17,103
From PennyMac Financial Services, Inc.	(3,665)	(5,885)	(2,824)
	13,834	27,592	14,279
Net mortgage loan servicing fees			—
From nonaffiliates	21,543	15,463	15,352
From PennyMac Financial Services, Inc.	333	234	409
	21,876	15,697	15,761
Interest income:
From nonaffiliates	47,579	48,020	53,307
From PennyMac Financial Services, Inc.	3,998	4,366	4,827
	51,577	52,386	58,134
Interest expense:
To nonaffiliates	38,161	36,401	38,356
To PennyMac Financial Services, Inc.	2,116	2,025	1,974
	40,277	38,426	40,330
Net interest income	11,300	13,960	17,804
Results of real estate acquired in settlement of loans	(3,143)	(3,465)	(3,285)
Other	2,226	2,416	2,225
Net investment income	75,804	83,959	103,326
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	23,507	21,107	27,255
Mortgage loan servicing fees	11,402	10,099	11,039
Management fees	6,038	5,638	5,025
Professional services	1,331	2,747	1,134
Compensation	1,067	1,959	1,508
Mortgage loan origination	2,230	1,993	2,202
Mortgage loan collection and liquidation	864	3,338	6,205
Other	5,199	5,252	3,944
Total expenses	51,638	52,133	58,312
Income before provision for income taxes	24,166	31,826	45,014
Provision for income taxes	4,771	3,046	9,606
Net income	19,395	28,780	35,408
Dividends on preferred shares	6,125	2,336	—
Net income attributable to common shareholders	$13,270	$26,444	$35,408
Earnings per common share
Basic	$0.20	$0.39	$0.52
Diluted	$0.20	$0.38	$0.49
Weighted-average common shares outstanding
Basic	66,653	66,761	67,554
Diluted	66,653	75,228	76,329
Dividends declared per common share	$0.47	$0.47	$0.47

(1) Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights

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